EXHIBIT 99.1

FOR RELEASE AT 3:00 CDT

Contact: Pat Hansen
Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL FOURTH QUARTER AND YEAR END

Milwaukee, Wisconsin – July 27, 2004 -- STRATTEC SECURITY CORPORATION (NASDAQ: STRT) today reported operating results for the fourth quarter and fiscal year ended June 27, 2004.

Net sales for the fourth quarter ended June 27, 2004 were $51.9 million, compared to net sales of $50.3 million for the fourth quarter ended June 29, 2003. Net income was $4.6 million, compared to $3.9 million in the prior year quarter. Diluted earnings per share for the fourth quarter were $1.19 compared to $1.02 in the prior year quarter.

For the year ended June 27, 2004, net sales were $195.6 million, compared to net sales of $196.8 million in the prior year period. Net income was $17.3 million compared to $16.4 million and diluted earnings per share were $4.49 compared to $4.24.

Sales to STRATTEC’s largest customers overall remained flat in the current quarter compared to the prior year quarter levels. Increased sales to the Company’s aftermarket customers generated the overall increase in total sales in the current quarter compared to the prior year quarter. Sales to DaimlerChrysler Corporation increased significantly during the current quarter to $12.1 million compared to $9.5 million due to higher production volume and a more favorable vehicle content mix. Sales to Delphi Corporation were $7.5 million compared to $7.1 million due to increased production volumes on new vehicles. Sales to General Motors Corporation were $13.7 million compared to $15.4 million due to a combination of pre-programmed price reductions, discontinued models, and lower levels of production on certain General Motors vehicles. Sales to Ford Motor Company were $8.6 million compared to $9.3 million due to price reductions and lower production volumes on certain vehicles.

Continuing a trend experienced over the last two years, STRATTEC’s sales to Mitsubishi Motor Manufacturing of America, Inc. declined to $1.5 million in the current quarter compared to $2.4 million in the prior year quarter due to their reduced production volumes. On July 22, Mitsubishi publicly announced the discontinuation of second shift operations at their Normal, Illinois assembly plant by October 2004, thereby further reducing their production volumes to approximately 140,000 vehicles annually in North America. This will result in reduced STRATTEC sales to Mitsubishi in fiscal 2005 and 2006. In addition, due primarily to the economic pressures affecting Mitsubishi, they have informed STRATTEC that they intend to consolidate the purchase of their lock set requirements with their Japanese supplier for the 2007 model year. This will effectively end STRATTEC’s supply of production requirements to Mitsubishi by the start of its 2007 fiscal year. Mitsubishi represented approximately 3.5% of STRATTEC’s fiscal 2004 sales.

Gross profit margins were 24.5 percent in the current quarter compared to 22.7 percent in the prior year quarter. The higher margins in the current year quarter were a result of the Company’s ongoing cost reduction initiatives, a more positive sales mix, along with a favorable Mexican Peso to U.S. Dollar exchange rate. These favorable items were partially offset by higher purchased raw material costs for brass and zinc.

Operating expenses were $5.6 million in the current quarter, compared to $5.4 million in the prior year quarter.

During the fourth quarter, the Company contributed $2.0 million to its Pension Fund and repurchased 15,500 STRATTEC SECURITY CORPORATION shares under the Company’s stock repurchase program at a cost of approximately $1.0 million. For the year ended June 27, 2004, a total of 77,200 shares were repurchased at a cost of approximately $4.6 million.

STRATTEC SECURITY CORPORATION designs, develops, manufactures and markets mechanical locks, electro-mechanical locks and related access control products for North American and global automotive manufacturers.

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Certain statements contained in this release contain “ forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

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STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Fourth Quarter Ended		Years Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003

	(Unaudited)

Net Sales	$51,946	$50,315	$195,646	$196,827
Cost of Goods Sold	39,203	38,918	148,159	151,468

Gross Profit	12,743	11,397	47,487	45,359

Engineering, Selling &
Administrative Expenses	5,591	5,388	20,624	19,613

Income from Operations	7,152	6,009	26,863	25,746

Interest Income	137	95	426	369
Interest Expense	-	-	-	-
Other Income (Expense), Net	125	71	362	(156)

	7,414	6,175	27,651	25,959

Provision for Income Taxes	2,780	2,285	10,369	9,605

Net Income	$4,634	$3,890	$17,282	$16,354

Earnings Per Share:
Basic	$1.21	$1.03	$4.56	$4.32

Diluted	$1.19	$1.02	$4.49	$4.24

Average Basic
Shares Outstanding	3,827	3,760	3,788	3,788

Average Diluted
Shares Outstanding	3,883	3,820	3,849	3,855

Other
Capital Expenditures	1,973	1,072	5,523	3,772
Depreciation & Amortization	1,862	1,970	7,704	7,854

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STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	June 27, 2004	June 29, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$54,231	$29,902
Receivables, net	30,931	31,173
Inventories	8,361	7,884
Other current assets	10,903	12,127

Total Current Assets	104,426	81,086
Deferred Income Taxes	-	1,973
Investment in Joint Venture	1,336	1,141
Property, Plant and Equipment, Net	31,428	33,894

	$137,190	$118,094

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$18,787	$13,990
Other	16,497	15,819

Total Current Liabilities	35,284	29,809
Borrowings Under Revolving Credit Facility	-	-
Deferred Income Taxes	543	-
Accrued Pension and Post Retirement Obligations (A)	11,511	19,190
Shareholders’ Equity	200,713	176,844
Accumulated Other Comprehensive Loss	(5,385)	(6,891)
Less: Treasury Stock	(105,476)	(100,858)

Total Shareholders’ Equity	89,852	69,095

	$137,190	$118,094

(A)   Includes $4,446,000 and $6,932,000 of additional minimum pension liability recorded during the fourth quarter of 2004 and 2003.

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